CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



Board of Trustees and Shareholders
U. S. Global Accolade Funds



We consent to the use of our report, incorporated herein by reference dated December 19, 2005 for Holmes Growth Fund, MegaTrends Fund, Eastern European Fund, and Global Emerging Markets Fund, each a portfolio of U.S. Global Accolade Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Registered Public Accountants" in the Statements of Additional Information.


                                                     /s/ KPMG LLP


Boston, Massachusetts
February 27, 2006